                                                               EXHIBIT (a)(5)(v)

Broder Bros., Co.
Unaudited Consolidated Financial Statements as of
March 31, 2001 and March 25, 2000

                          CONSOLIDATED BALANCE SHEETS

                                                              12/30/00           3/31/01
Assets

Current Assets
Cash                                                            1,725,778         1,634,970
Accounts Receivable,
    net of allowance for doubtful accounts                     31,617,397        29,488,180
Inventory                                                     107,227,291        99,531,811
Prepaid and Other current assets                                2,591,881         1,586,981
Deferred Income Taxes                                           1,231,461         1,476,566
                                                           --------------      ------------

  Total Current Assets                                        144,393,808       133,718,508

Fixed Assets, net                                               6,752,611         6,548,355
Goodwill, net                                                   8,541,273         8,544,566
Deferred financing fees, net                                    2,508,052         2,346,049
Cash value - Offercer's life insurance                            142,816                 -
Other assets                                                    1,206,147         1,422,882
                                                           --------------      ------------

  Total Assets                                                163,544,707       152,580,360
                                                           ==============      ============

Liabilities and Shareholders' Equity (Deficit)

Current liabilities
Current portion of capital lease obligations
    and subordinated debt                                       1,165,819         1,165,819
Accounts payable                                               72,477,309        49,173,306
Accrued liabilities                                             6,478,314         2,659,643
                                                           --------------      ------------

  Total current liabilities                                    80,121,442        52,998,768

Long term obligations, net of current protion                  92,613,549       109,865,715
Deferred income taxes                                              40,417           280,797
Other long term liabilities                                     1,862,195         1,819,244
                                                           --------------      ------------

  Total liabilities                                           174,637,603       164,964,524

Shareholders' equity (deficit)
Class A common stock;par value $1                                       -                 -
Class B common stock;par value $1                                       -                 -
Class A common stock;par value $.01                               100,611           100,611
Class L common stock;par value $.01                                10,000            10,000
Additional paid-in capital                                     15,378,146        15,378,146
Retained earnings                                             (26,581,653)      (27,872,921)
                                                           --------------      ------------

  Total shareholders' equity (deficit)                        (11,092,896)      (12,384,164)

  Total liabilities and shareholders' equity (deficit)        163,544,707       152,580,360
                                                           ==============      ============

                       CONSOLIDATED STATEMENTS OF INCOME

                                            3/31/01       3/25/00
Net Sales                                 82,362,178     71,072,297
Cost of Sales                             68,292,994     59,445,827
                                          ----------     ----------

  Gross Profit                            14,069,184     11,626,470
                                          ----------     ----------

Operating expenses
Warehouse, selling and administrative     12,327,493      9,657,688
Transaction expenses                               -              -
Special shareholder compensation                   -              -
                                          ----------     ----------

  Total operating expenses                12,327,493      9,657,688
                                          ----------     ----------

  Income from operations                   1,741,691      1,968,782
                                          ----------     ----------

Other expense
Interest expense                           2,440,758      1,098,584
Other                                        444,205         (7,659)
                                          ----------     ----------
  Total other expense                      2,884,963      1,090,925
                                          ----------     ----------

  Income before income taxes              (1,143,272)       877,857

Income tax provision                         148,002        159,621
                                          ----------     ----------

  Net Income                              (1,291,274)       718,236
                                          ==========     ==========

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       3/31/01           3/25/00
Cash Flows from Operating Activities
Net income                                                           (1,291,273)          718,236
Adjustments to Reconcile Net Income to
Cash Flows from Operating Activities
       Depreciation                                                     432,437           336,400
       Amortization                                                     284,179                 -
       Deferred Rent                                                     30,249            81,792
       Deferred Taxes                                                         -                 -
       Deferred compensation                                            (73,202)                -
       Stock-based compensation                                               -                 -
       Gain (Loss) on Sale of Assets                                     23,198              (409)
       Change in Assets and Liabilities,
          Accounts receivable                                         2,129,217           414,107
          Inventory                                                   7,695,480        (7,431,729)
          Prepaid and Other Curent Assets                               701,770          (150,618)
          Accounts payable and accrued liabilities                  (26,283,089)       11,067,946
                                                                   ------------       -----------
          Net cash provided by operating activities                 (16,351,034)        5,035,725
                                                                   ------------       -----------
Cash Flows from Investing Activities
Acquisition of fixed assets                                            (899,519)         (523,752)
Cash surrender valule of officers life insurance                        142,816          (282,934)
Acquisition of St. Louis T's, Net of cash acquired
                                                                   ------------       -----------
          Net cash used in investing activities                        (756,703)         (806,686)
                                                                   ------------       -----------
Cash Flows from Financing Activities
Borrowing (repayments) on revolving credit agreement, net            17,300,000        (1,766,901)
Repayment on revolving credit agreement due to recapitalization               -                 -
Borrowing on revolving credit agreement due to recapitalization               -                 -
Proceeds from issuance of subordinated debt                                   -                 -
Payments of principal on subordinated debt                                    -                 -
Payments of principal on capital lease obligations                     (283,071)         (179,268)
Debt Issue Costs                                                              -                 -
Other distributions                                                           -        (2,235,000)
Distributions Paid to Former Shareholders                                     -                 -
Equity issuance pursuant to recapitalization                                  -                 -
Exercise of Stock Warrants                                                    -                 -
                                                                   ------------       -----------
          Net cash provided by (used in) financing activities        17,016,929        (4,181,169)
                                                                   ------------       -----------
Net increase in cash                                                    (90,808)           47,870
Cash at beginning of year                                             1,725,778         1,312,862
                                                                   ------------       -----------
Cash at end of year                                                   1,634,970         1,360,732
                                                                   ============       ===========

                               BRODER BROS., CO.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. The accompanying unaudited condensed consolidated financial statements have been prepared by Broder Bros., Co. (the "Company"). The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto.

   Revenues and operating results for the three months ended March 31, 2001 are not necessarily indicative of the results expected for the full year.

2. Debt

   Long-term obligations consist of the following:

                                                     March 31,      December 30,
                                                       2001             2000
Revolving credit facility                          $ 92,300,000     $ 75,000,000
Senior subordinated notes                            10,690,301       10,455,063
Subordinated debt - selling shareholder               5,000,000        5,000,000
Capital lease obligations                             3,041,233        3,324,305
                                                   ------------     ------------
                                                    111,031,534       93,779,368
Less - current portion                                1,165,819        1,165,819
                                                   ------------     ------------
                                                   $109,865,715     $ 92,613,549
                                                   ============     ============

The effective interest rate at March 31, 2001 was 8.73%.

3. Fixed Assets

   Property and equipment (and the estimated useful life of the related assets) consisted of the following:

                                                     March 31,      December 30,
                                                       2001             2000
Leasehold improvements                             $    650,809     $    637,412
Machinery and equipment                               5,688,400        5,549,612
Furniture and fixtures                                1,502,059        1,456,736
Computers and software                                4,214,708        4,201,949
Telecommunications                                      926,426          912,568
                                                   ------------     ------------
                                                     12,982,402       12,758,277
Less - accumulated depreciation                       6,434,046        6,005,666
                                                   ------------     ------------
                                                   $  6,548,356     $  6,752,611
                                                   ============     ============